Exhibit 99.1

Aerie Pharmaceuticals to Host Investor Day on October 5, 2016

Webcast to Begin at 12:00 p.m. Eastern Time

IRVINE, Calif.—(BUSINESS WIRE)—Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), today announced that the Company will host a live webcast of its Investor Day taking place on Wednesday, October 5, 2016 at 12:00 p.m. ET in New York, NY.

To view the slide presentation and listen to the webcast please visit our website at http://investors.aeriepharma.com. The webcast recording will be archived on the Investor Relations section of www.aeriepharma.com and will be available for 30 days following the event.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. Aerie’s two lead product candidates are once-daiIy IOP-lowering therapies with novel mechanisms of action to treat patients with glaucoma or ocular hypertension. The NDA filing for Rhopressa™ (netarsudil ophthalmic solution) 0.02% was submitted in the third quarter of 2016. The second product candidate, Roclatan™ (netarsudil/latanoprost ophthalmic solution) 0.02%/0.005%, which is a fixed dose combination of Rhopressa™ and widely prescribed PGA latanoprost, currently has two Phase 3 registration trials underway, named Mercury 1 and Mercury 2. If these trials are successful, a Roclatan™ NDA filing is expected to take place near year-end 2017. Aerie is also focused on the development of additional product candidates and technologies in ophthalmology.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com